EXHIBIT 10.1

SECURED PARTY’S BILL OF SALE

DATE: October 21, 2005

FOR GOOD AND VALUABLE CONSIDERATION, and in consideration of the sum of Seven Million Seven Hundred and Fifty One Thousand ($7,751,000) Dollars, IBM Credit, LLC, a Delaware limited liability company, with a principal office at North Castle Drive, Armonk, New York 10504 (hereinafter referred to as the “Secured Party”), hereby sells, assigns and transfers to PC Connection, Inc., a Delaware corporation with a principal office located at 730 Milford Road, Merrimack, New Hampshire 03054 (hereinafter referred to as the “Purchaser”), all of the Secured Party’s rights, title and interest in and to all of the property (hereinafter referred to as the “Property”) set forth in Exhibit “A” annexed hereto and incorporated by reference herein, in which the Secured Party has been granted a security interest by Amherst Technologies L.L.C., a Nevada limited liability company; Amherst, L.L.C., a Nevada limited liability company; Technology Consulting Services, Inc., Amherst Distribution Services, L.L.C., a Nevada limited liability company, Amherst GOV, L.L.C., a Nevada limited liability company; Amherst Computer Products SouthWest, LP, a Texas limited partnership; Amherst SE, L.L.C., a Nevada limited liability company; Amherst LA, L.L.C., a Nevada limited liability company; Amherst West, L.L.C., a Nevada limited liability company; ACP Sales, L.L.C., a Nevada limited liability company; and ACP Sales SE, LLC, a Nevada limited liability company (hereinafter referred to as the “Debtors”), which comprises a part of the Collateral of the Debtors as the term Collateral is defined in that certain Final Order (A) Authorizing Debtors The Limited Use Of

Cash Collateral And To Obtain Post-Petition Financing And Grant Security Interests And Superpriority Administrative Expense Status Pursuant To 11 U.S.C. §§ 105 And 364(c) And (d); (B) Modifying The Automatic Stay Pursuant To 11 U.S.C. § 362; (C) Authorizing Debtors To Enter Into Agreements With IBM Credit LLC, F/K/A IBM Credit Corporation And (D) Granting Other Relief With Respect Thereto dated September 14, 2005 and entered by the United States Bankruptcy Court for the District of New Hampshire in the Debtors’ chapter 11 bankruptcy cases jointly administered under Bk. No. 05-12831-JMD (collectively, the “Bankruptcy Orders”), but subject to that certain Services Agreement of even date herewith between Secured Party and Buyer.

The Secured Party represents and warrants to Buyer that (i) it owns the debt described on Exhibit “B” annexed hereto and incorporated by reference herein (the “Debt”); (ii) it has not sold, transferred or assigned to any other person or entity any of its right, title and interest in and to the Property; (iii) it has entered into this transaction after consultation with counsel of the Secured Party’s own selection; (iv) the sale of the Property has been conducted in a commercially reasonable manner in accordance with the Uniform Commercial Code as in effect in the states in which the Property is located; it has entered into this transaction after consultation with counsel of the Purchaser’s own selection; (v) it is not relying upon any representation or warranty of the Buyer or its agents or counsel in consummating this transaction other than those representations and warranties of Purchaser set forth herein; and (vi) it has full power and authority to convey the interests transferred hereby and execute all related documents, and has taken all necessary corporate action to authorize the execution and delivery of such documents and the performance of its obligations thereunder. Except as specifically set forth herein, the Secured Party makes no representations and/or warranties with respect to the Property or otherwise. Except as otherwise set forth herein, the Secured Party sells, assigns and transfers the Property to the Purchaser WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, OR IMPOSED BY LAW. Without limiting the generality of the foregoing, the Property is hereby sold and transferred WITHOUT ANY WARRANTY OF MERCHANTABILITY and WITHOUT ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

In no event shall the Secured Party’s liability hereunder for any breach of the representations and warranties contained herein or otherwise exceed the allocated cost to the Purchaser hereunder of any particular item comprising the Property as to such item, or the total consideration being paid by the Purchaser to the Secured Party hereunder for all of the Property, as to a claim involving all of the Property.

The Purchaser acknowledges, agrees, and represents that: (a) it has made its own independent investigation and evaluation as to the Property; (b) it is acquiring the Property as is and where is; (c) it has entered into this transaction after consultation with counsel of the Purchaser’s own selection; (d) it is not relying upon any representation or warranty of the Secured Party or his agents or counsel in consummating this transaction other than as set forth herein; (e) by accepting this Secured Party’s Bill of Sale, the Purchaser has received all of the Property transferred hereunder; and (f) the Purchaser is duly organized and validly existing as a corporation under the laws of the state of Delaware, has full power and authority to purchase the Property and execute all related documents, and has taken all necessary corporate action to authorize the execution and delivery of such documents and the performance of its obligations thereunder.

This Secured Party’s Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York.

IBM CREDIT, LLC

By:	/S/ JOHN E. CALLIES

By:	John E. Callies
Its:

PC CONNECTION, INC.

By:	/S/ JACK FERGUSON
Its: Treasurer and Interim Chief Financial Officer

EXHIBIT A

“Property” all assets of Debtors including, without limitation, the following (but specifically excluding those assets specifically excluded from the definition of Collateral in the last paragraph and the third to last paragarph of this Exhibit A):

Subject to the limitations herein, all personal and real property and fixtures and interests in property and fixtures of each of the Debtors, wherever located (collectively, the “Collateral”), including:

(a) all general intangibles, including, without limitation, all Intellectual Property;

(b) all goods, including, without limitation, Equipment;

(c) all Real Property and Fixtures;

(d) all chattel paper (including all tangible and electronic chattel paper);

(e) all instruments;

(f) all documents;

(g) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(h) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(i) all investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts );

(j) all commercial tort claims;

(k) all records; and

(l) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversation of any kind or nature of any or all of the other collateral.

Definitions:

“Accounts” shall mean all present and future rights of each Debtor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper of an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Equipment” shall mean, as to each Debtor, all of such Debtor’s equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Intellectual Property” shall mean, as to each Debtor, such Debtor’s: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

“Real Property” shall mean all real property of each Debtor, including each Debtor’s rights in (but not obligations under) leasehold interests, together with such Debtor’s interest in all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables” shall mean, as to each Debtor, all of the following property of such Debtor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Debtor and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to such Debtor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Debtor or to or for the benefit of any third person (including loans or advances to any affiliates or subsidiaries of such Debtor) or other wised associated with any Accounts, Inventory or general intangibles of such Debtor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Debtor in connection with the termination of any employee benefit plan and any other amounts payable to such Debtor from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Debtor is a beneficiary).

“Records” shall mean, as to each Debtor, all of such Debtor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Debtor with respect to the foregoing maintained with or by any other person), excluding only the server or servers identified on Exhibit A-1 hereto (provided however, that the accounting records and data on such servers is included in “Records” and will be made accessible to Buyer).

“Business” means the information technology hardware and software reseller and services operations, now or formerly carried on by Debtors anywhere in the world.

Notwithstanding the foregoing, in no event shall Property include any cash, any Receivable invoiced as of the date hereof for filled purchase orders, any item of personal property falling within any of the categories of assets enumerated in the definition of Collateral to the extent such asset relates to a Receivable invoiced as of the date hereof for filled purchase orders, any Inventory (as defined in the Uniform Commercial Code in effect in the State of New York), any of Debtors’ corporate franchise, corporate seals, organizational documents, minute books, stock records and other records having to do with the organization and capitalization of Debtors and any equity of the Debtors, or any documents relating to receivables invoiced as of the date hereof, including, without limitation, invoices and purchase orders.

EXHIBIT A-1

Device	Number of
Compaq DL-380	12
Compaq ML-370	6
HP ML-370 G2	2
HP DL-380 G2	3
HP DL-380 G3	3
Compaq ML-530	1
Dell 6400	1
IBM Xseries 255	2
Compaq DL-580	2
HP DL-580	1
IBM Blade Center with 4 Blades	1
Netfinity 5500	1
HP SDLT tape unit	3
Compaq 4314 Storage Array	11
Compaq 6000 (Xeon)	2
Mitel PBX	2
Compaq 4100 Storage Array	3

HP 9308 Switch 5 Fiber Blades 2 Copper	2
HP 5300 Switch	2
HP 2650 Switch	1

Remote Sites
Compaq DL-380	5

EXHIBIT B

Any and all indebtedness, obligations and other amounts due the Lender under that certain Amended and Restated Loan and Security Agreement dated October 12, 1999 by and between the Debtors and the Lender and all agreements, documents, and instruments executed in connection therewith or otherwise related thereto, including, without limitation, any promissory notes, security agreements and other documents and instruments, as each may have been amended, ratified, modified or supplemented in any manner, and all obligations of the Debtors to the Lender, to the extent not otherwise included in the foregoing, related to the Bankruptcy Orders.